Exhibit 99.3

                              STANDSTILL AGREEMENT


                  STANDSTILL AGREEMENT (this "Agreement") dated as of December 22, 1995 by and between Tribune Company, a Delaware corporation ("Stockholder"), and SoftKey International Inc., a Delaware corporation ("Issuer").

                  On November 30, 1995, Stockholder and Issuer: (a) executed and delivered a Securities Purchase Agreement (the "Purchase Agreement") providing for the issuance and sale by Issuer, and the purchase by Stockholder, of $150,000,000 principal amount of 5-1/2% Senior Convertible/Exchangeable Notes due 2000 (the "Notes"), which may be (i) exchanged for Issuer's 5-1/2% Series C Convertible Preferred Stock (the "Preferred Stock") which may be converted into shares of common stock, par value $.01 per share, of Issuer (the "Common Stock"), or (ii) converted directly into shares of Common Stock; and (b) together with certain wholly owned subsidiaries, executed and delivered an Agreement and Plan of Merger (the "Merger Agreement") providing for two separate re verse subsidiary mergers of wholly owned subsidiaries of Issuer with and into wholly owned subsidiaries of Stockholder in which Issuer will issue to Stockholder, and Stockholder will receive from Issuer, shares of Common Stock.

                  This Agreement is the Standstill Agreement referenced in the Merger Agreement and sets forth certain terms and conditions upon which the Issuer will issue and deliver to Stock holder, and Stockholder (a) will receive and accept from Issuer, (b) owns and holds, and (c) will own and hold, the shares of Common Stock acquired by Stockholder, or any shares of Common Stock which Stockholder has the right to acquire, pursuant to the Purchase Agreement and the Merger Agreement (the "Shares").

                  In consideration of the mutual agreements contained in the Purchase Agreement, the Merger Agreement and herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

                  1. Stockholder's Representations and Warranties. Stockholder represents and warrants to Issuer as follows:

                           (a)  Stockholder is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware;

                           (b)  Stockholder (i) has the full power and
authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby and (ii) has taken all necessary action to


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authorize the execution, delivery and performance by Stockholder of this Agreement;

                           (c)  this Agreement has been duly and validly
authorized, executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable in accordance with its terms;

                           (d)  Stockholder (or any direct or indirect
subsidiary of Stockholder and all persons controlling, controlled by or under common control with Stockholder ("Affiliates"), as the case may be), is, or upon issuance to it by Issuer will be, the sole beneficial holder of all the Shares, and Stockholder and Affiliates have not granted or permitted to exist any liens, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature affecting the Shares;

                           (e)  the Notes and Shares owned and held by Stock
holder and Affiliates as of the date hereof constitute all of the securities of Issuer owned by Stockholder and Affiliates;

                           (f)  Stockholder (or Affiliates, as the case may
be) is not acquiring the Notes and Shares owned and held by Stockholder and is not acquiring the Shares which may be acquired after the date hereof with the intent or objective of obtaining control of the business, operations or affairs of Issuer; and

                           (g)  except as set forth in the Purchase Agreement
and the Merger Agreement, neither Stockholder nor any Affiliate has outstanding any option, warrant or other right to acquire, directly or indirectly, any securities of Issuer or any securities which are convertible into or exchangeable or exercisable for any securities of Issuer, nor is Stockholder or any Affiliate subject to any agreement (whether written or in the nature of an informal understanding or arrangement) which allows or obligates the Stockholder or any such Affiliate to vote or acquire any securities of the Issuer.

                  2.  Issuer's Representations and Warranties.    Issuer
represents and warrants to Stockholder as follows:

                           (a)  Issuer is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware;

                           (b)  Issuer (i) has the full power and authority
to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby and (ii) has taken all necessary action to authorize the execution, delivery and performance by Issuer of this Agreement; and

                           (c)  this Agreement has been duly and validly
authorized, executed and delivered by Issuer and constitutes the


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valid and binding obligation of Issuer, enforceable in accordance with its terms.

                  3. Covenants of Stockholder. Stockholder covenants with Issuer that, without the consent of Issuer, for a period commencing on the date hereof and continuing through the fifth anniversary of the date hereof Stockholder and Affiliates, singly or as part of a group, directly or indirectly, through one or more intermediaries or otherwise, will not:

                           (a)  purchase, acquire or own, or offer, propose
or agree to purchase, acquire or own, directly or indirectly, any securities of Issuer which are entitled to vote generally in the election of directors (other than upon occurrence of a contingency) ("Voting Securities"), any option, warrant or other right to acquire, directly or indirectly, any Voting Securities or any securities which are convertible into or exchangeable or exercisable for Voting Securities, if, immediately after such purchase or acquisition, Stockholder and Affiliates would beneficially own, in the aggregate, Voting Securities representing an amount (the "Threshold Amount") which exceeds the greater of 20% of Issuer's outstanding Voting Securities or such percentage of the Issuer's outstanding Voting Securities which the sum of the Shares issued in connection with the Merger Agreement and the Shares issuable upon the conversion of the Notes issued in connection with the Purchase Agreement (taking into account any Voting Securities into which such Notes (or any Preferred Stock for which such Notes are exchanged) may from time to time be convertible as a result of application of the anti-dilution provisions applicable to the Notes or the Preferred Stock) would constitute on a fully diluted basis on the date of the later of the closings of the transactions contemplated by the Merger Agreement and the Purchase Agreement; provided, however, that notwithstanding anything to the contrary contained herein, the foregoing restriction shall not be deemed to be violated or applicable if Stockholder is not otherwise in breach of this Agreement and (i) the percentage of the outstanding Voting Securities beneficially owned, in the aggregate, by Stockholder and Affiliates is increased as a result of a recapitalization of Issuer, a repurchase of securities by Issuer or any other action taken solely by Issuer, (ii) a benefit plan maintained for employees of Stockholder and Affiliates acquires up to 1% (in the aggregate) of the outstanding Common Stock solely for purposes of investment, or
(iii) Issuer breaches its obligation under Section 4(b) hereof; and provided, further, that so long as Stockholder is not otherwise in breach of this Agreement, (i) if a third party (which term for purposes of this Agreement shall include any group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) makes a tender or exchange offer which, if consummated, would result in such third party owning at least a majority of the Voting Securities and Issuer's Board of Directors does not oppose such tender or exchange offer at the time at which it is required by applicable securities laws to make a recommendation regarding such tender or exchange offer


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to Issuer's  stockholders,  then Stockholder may make and consummate a tender or exchange offer for a number of Voting Securities equal to or greater than the number of Voting Securities which such third party seeks to purchase pursuant to such tender or exchange offer, (ii) if a third party acquires beneficial ownership of at least 30% of the outstanding Voting Securities, and Stockholder is prohibited by the terms of this Agreement from acquiring more than 30% of the outstanding Voting Securities, then Stockholder may purchase up to the same number of Voting Securities as such third party or may make and consummate a tender or exchange offer for all outstanding Voting Securities, and (iii) if Issuer's Board of Directors approves a definitive written agreement with respect to a business combination or other extraordinary transaction involving Issuer as a result of which more than 50% of the assets of Issuer would be transferred or a Change of Control (as defined below) would occur, then Stockholder may make and consummate a tender or exchange offer for all outstanding Voting Securities, and if Stockholder is permitted to make and consummate a tender or exchange offer pursuant hereto, none of the restrictions contained in this
Section 3 (with the exception of Section 3(f) and the application of Section 3(g) to Section 3(f)) shall apply to Stockholder's activities with regard to any stockholder vote or proposal in connection therewith or in connection with any alternative transaction or action proposed in response thereto; "Change of Control" shall mean any transaction as a result of which (i) the owners of a majority of the Voting Securities of Issuer immediately prior to consummation of the transaction will not continue to own upon completion of the transaction (A) a majority of the Voting Securities of Issuer or (B) a majority of the Voting Securities of any other person into or for the securities of which the Voting
Securities of Issuer will be converted or exchanged as a result of the transaction or (ii) as a result of which any third party is entitled to elect a majority of the members of the Board of Directors of Issuer;

                           (b)  solicit, or encourage any other person to
solicit, "proxies" or become a "participant" or otherwise engage in any "solicitation" (as such terms are defined or used in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in opposition to a recommendation of a majority of the directors of Issuer with respect to any matter; seek to advise or influence any person (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the voting of any securities of the Issuer; or execute any written consent in lieu of a meeting of holders of securities of Issuer or any class thereof; provided, however, that if Stockholder is entitled to elect directors of Issuer pursuant to Section 3.3 of the Certificate of Designation of the Preferred Stock (the "Certificate of Designation"), nothing in this Section 3(b) shall be construed to prohibit Stockholder from soliciting proxies for the election of such directors from the holders of Defaulted Parity Stock (as defined in the Certificate of Designation);



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                           (c)  initiate, propose or otherwise solicit
stockholders for the approval of one or more stockholder proposals with respect to Issuer, as described in Rule 14a-8 under the Exchange Act;

                           (d)  acquire control of Issuer or directly or
indirectly participate in or encourage the formation of any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) owning or seeking to acquire beneficial ownership of securities of the Issuer or affect control of Issuer;

                           (e)  otherwise act, directly or indirectly, alone
or in concert with others, to seek to control or influence in any manner the management, business, operations, board of directors, policies or affairs of Issuer, or propose or seek to effect any form of business combination transaction with Issuer or any affiliate thereof or any restructuring, recapitalization or other similar transaction with respect to Issuer;

                           (f)  deposit any of the Shares into a voting
trust, or subject any of the Shares to any agreement or arrangement with respect to the voting of the Shares or any agreement having similar effect to any of the foregoing in this Section 3(f); or

                           (g)  (i) encourage any person, firm, corporation,
group or other entity to engage in any of the actions covered by clauses (a) through (e) of this Section 3 or make any public arrangement (or make other communication with or to Issuer or otherwise which, in the opinion of counsel to Issuer, would require public announcement) with respect to any matter set forth in clause (a) through (f) of this Section 3;

provided, however, that actions taken by any representative of Stockholder on the Board of Directors of Issuer, acting solely in his or her capacity as such a director, shall not violate this Section 3. Stockholder further covenants to cause the termination or resignation of any director being removed from the Board of Directors of Issuer in accordance with Section 4(b) hereof.

                  4.  Covenants of Issuer.  Issuer covenants with
Stockholder that:

                           (a)  prior to (i) the closing of the transactions
contemplated by the Purchase Agreement and the Merger Agreement, whichever occurs earlier (the "First Closing"), or, if later, (ii) any other event or transaction which would result in Stockholder beneficially owning 15% or more of the outstanding Voting Securities, the Board of Directors of Issuer shall approve any and all agreements, events or transactions for purposes of Section 203 of the Delaware General Corporation Law ("Section 203") in order that the restrictions contained in Section 203 shall not be applicable to Stockholder and Affiliates;


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                           (b)  Immediately after the First Closing, and so
long as Stockholder shall not be in breach of any of its obligations hereunder, the Board of Directors of Issuer shall take all necessary actions to increase the size of such Board by one and to fill the vacancy created thereby with an individual designated in writing by Stockholder and reasonably acceptable to Issuer, and, if at any time Issuer's Board of Directors shall consist of 10 or more members and the transactions contemplated by both the Purchase Agreement and the Merger Agreement shall have been consummated, then Issuer's Board of Directors shall take all necessary actions to increase further the size of the Board by one and to fill the additional vacancy created thereby with a second individual designated in writing by Stockholder and reasonably acceptable to Issuer, and Issuer shall thereafter take such action as necessary or appropriate to include such individuals among Issuer's nominees for director, shall recommend to its stockholders a vote in favor of such individuals at any annual or special meeting of stockholders called to vote upon the election or removal of any directors, and shall cause all shares of capital stock of Issuer over which Issuer exercises direct or indirect voting power to be voted in favor of the election of the individuals designated in writing hereunder by Stockholder; provided, however, that at such time as Stockholder has the right to designate two directors and Stockholder beneficially owns fewer than 5,000,000 but at least the lesser of (i) 2,800,000 shares of Common Stock (including, for purposes of this calculation, the number of shares of Common Stock into which the Notes and Preferred Stock beneficially owned by Stockholder are then convertible) and (ii) 75% of the sum of any Shares issued in connection with the Merger Agreement and the Shares issuable upon the conversion of any Notes issued in connection with the Purchase Agreement (taking into account any Voting Securities into which such Notes (or any Preferred Stock for which such Notes are exchanged) may from time to time be convertible as a result of the application of the anti-dilution provisions applicable to the Notes or the Preferred Stock) (the lesser of the foregoing clauses (i) and (ii) being referred to herein as the "Lesser Amount"), then one of Stockholder's nominees shall be re moved from Issuer's Board of Directors and Issuer's obligations under this Section 4(b) shall only apply in respect of the election of one nominee of Stockholder, and at such time as Stockholder owns fewer shares of Common Stock than the Lesser Amount, Stockholder's remaining or, as the case may be, sole nominee shall be removed from Issuer's Board of Directors and Issuer shall be relieved of its obligations under this Section 4(b); and

                           (c)  Issuer will not, for so long as this
Agreement is effective, enter into or adopt any plans, agreements, arrangements or understandings which have the effect of materially impeding, preventing or
prohibiting  Stockholder  from  beneficially  owning,  in  the  aggregate,   the
Threshold Amount.



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                  5.  Specific   Performance.   Issuer  and   Stockholder   each
acknowledge and agree that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that Issuer and Stockholder, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the federal courts located in the State of Delaware, or, in the event said courts would not have jurisdiction for such action, in any court of the United States or any state having subject matter jurisdiction. Issuer and Stockholder each consent to personal jurisdiction in any such action brought in the federal courts located in the State of Delaware and to service of process upon it in the manner set forth in Section 7(g) hereof and addressed to the General Counsel of the recipient at the address set forth in Section 7(g).

                  6. Expenses. All fees and expenses incurred by Stockholder will be borne by Stockholder, and all fees and expenses incurred by
 Issuer in connection with this Agreement will be borne by Issuer.

                  7.  Miscellaneous.

                           (a)  This Agreement, together with the Purchase
Agreement, the Merger Agreement and the other agreements contemplated hereby and thereby, constitute the entire agreement, and supersede all prior agreements and understandings, whether oral or written, among the parties hereto, with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement.

                           (b)  This Agreement shall inure to the benefit of
and be binding upon the parties hereto and their heirs, legal representatives, successors and assigns.

                           (c)  Section headings contained in this Agreement
are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                           (d)  All representations, warranties and covenants
shall survive the execution and delivery hereof.

                           (e)  This Agreement may be executed in any number
of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

                           (f)  This Agreement shall be governed by and
construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof.



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                           (g)  All notices and other communications under
this Agreement shall be in writing and delivery thereof shall be deemed to have been made either (i) if mailed, when received, or (ii) when transmitted by hand delivery, telegram, telex, FedEx or other overnight courier service, telecopier or facsimile transmission (in either case, if confirmed), to the party entitled to receive the same at the address or facsimile number set forth in the Merger Agreement (as the same may be amended or modified in accordance with the terms thereof).

                           (h)  Any waiver by any party of a breach of any
provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                           (i)  This Agreement shall terminate and be of no
further effect if the Purchase Agreement and the Merger Agreement shall have each been terminated in accordance with their respective terms.


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                  IN WITNESS WHEREOF,  and intending to be legally bound hereby, each of Stockholder and Issuer has executed or caused this Agreement to be executed as of the date first above written.


                                                   TRIBUNE COMPANY



                                                   By  /s/ Donald C. Grenesko
                                                     Name:  Donald Greneskso
                                                     Title: Sr. Vice President/
                                                            C.F.O.


                                                   SOFTKEY INTERNATIONAL INC.


                                                   By  /s/ R. Scott Murray
                                                     Name:  R. Scott Murray
                                                     Title: Chief Financial
                                                            Officer